Lexmark International Group, Inc. and Subsidiaries
CONSOLIDATED  STATEMENTS OF EARNINGS
For the years ended December 31, 1997, 1996 and 1995
(Dollars in Millions, Except Per Share Amounts)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          1997           1996           1995
                                          ----           ----           ----

Revenues                               $2,493.5       $2,377.6        $2,157.8

Cost of revenues                        1,623.5        1,630.2         1,487.9
--------------------------------------------------------------------------------
        Gross profit                      870.0          747.4           669.9

Research and development                  128.9          123.9           116.1
Selling, general and administrative       466.5          388.0           359.1
Option compensation related to IPO          -              -              60.6
Amortization of intangibles                 -              5.1            25.6
--------------------------------------------------------------------------------
       Operating expenses                 595.4          517.0           561.4

--------------------------------------------------------------------------------
        Operating income                  274.6          230.4           108.5

Interest expense                           10.8           20.9            35.1
Amortization of deferred financing
 costs and other                            9.1            7.9            10.1
--------------------------------------------------------------------------------
       Earnings before income taxes
        and extraordinary item            254.7          201.6            63.3

Provision for income taxes                 91.7           73.8            15.2
--------------------------------------------------------------------------------
        Earnings before extraordinary
         item                             163.0          127.8            48.1

Extraordinary loss on extinguishment of
 debt
  (net of related tax benefit of $8.4
  in 1997 and $6.4 in 1995)               (14.0)           -             (15.7)
--------------------------------------------------------------------------------
        Net earnings                   $  149.0       $  127.8         $  32.4

Basic earnings per share:
        Before extraordinary item      $   2.29       $   1.78         $  0.70
        Extraordinary loss                (0.20)           -             (0.23)
--------------------------------------------------------------------------------
       Net earnings per share          $   2.09       $   1.78         $  0.47

Diluted earnings per share:
       Before extraordinary item       $   2.17       $   1.69         $  0.65
       Extraordinary loss                 (0.19)           -             (0.21)
--------------------------------------------------------------------------------
       Net earnings per share          $   1.98       $   1.69         $  0.44

Shares used in per share calculation:
       Basic                         71,314,311     71,629,572      68,859,900
       Diluted                       75,168,776     75,665,734      74,200,279

--------------------------------------------------------------------------------
See notes to consolidated financial statements.

Lexmark International Group, Inc. and Subsidiaries
CONSOLIDATED  STATEMENTS OF FINANCIAL  POSITION
As of December 31, 1997 and 1996
(Dollars in Millions, Except Share Amounts)
--------------------------------------------------------------------------------

                                                        1997            1996
                                                        ----            ----
ASSETS
Current assets:
     Cash and cash equivalents                     $   43.0          $  119.3
     Trade receivables, net of allowance of
      $19 in 1997 and $18 in 1996                     318.9             304.7
     Inventories                                      353.8             271.0
     Prepaid expenses and other current assets         60.4              70.1
--------------------------------------------------------------------------------
          Total current assets                        776.1             765.1

Property, plant and equipment, net                    409.6             434.1
Other assets                                           22.5              22.3
--------------------------------------------------------------------------------
          Total assets                             $1,208.2          $1,221.5
--------------------------------------------------------------------------------



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Short-term debt                              $   18.0           $    2.1
     Accounts payable                                302.0              197.2
     Accrued liabilities                             227.5              222.0
--------------------------------------------------------------------------------
          Total current liabilities                  547.5              421.3

Long-term debt                                        57.0              163.2
Other liabilities                                    103.0               96.7
--------------------------------------------------------------------------------
          Total liabilities                          707.5              681.2
--------------------------------------------------------------------------------

Stockholders' equity:
     Preferred stock, $.01 par value,
      1,600,000 shares authorized, no shares
      issued and outstanding                           -                  -
     Common stock, $.01 par value:
          Class A, 160,000,000 shares authorized;
           67,539,935 and 70,213,603 outstanding
           in 1997 and 1996, respectively              0.7                0.7
          Class B, 10,000,000 shares authorized;
           410,537 and 2,446,523 outstanding
           in 1997 and 1996, respectively              -                  -
     Capital in excess of par                        537.2              519.3
     Retained earnings                               168.8               19.8
     Accumulated translation adjustment              (23.8)               0.5
     Treasury stock, at cost; 6,438,114 shares
      in 1997                                       (182.2)               -
--------------------------------------------------------------------------------
          Total stockholders' equity                 500.7              540.3
--------------------------------------------------------------------------------
          Total liabilities and stockholders'
           equity                                 $1,208.2           $1,221.5

--------------------------------------------------------------------------------
See notes to consolidated financial statements.

Lexmark International Group, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 1997, 1996 and 1995
(Dollars In Millions)
--------------------------------------------------------------------------------

                                                1997        1996         1995
                                                ----        ----         ----
Cash flows from operating activities:
Net earnings                                   $149.0      $127.8       $ 32.4
Adjustments to reconcile net earnings
 to net cash
    provided by operating activities:
     Depreciation and amortization               77.5        69.2         99.1
     Option compensation related to IPO           -           -           60.6
     Extraordinary loss on extinguishment
      of debt                                    22.4         -           15.7
     Deferred taxes                              40.7        12.3        (30.8)
     Other non-cash charges to operations        24.6        22.6         45.5
--------------------------------------------------------------------------------
                                                314.2       231.9        222.5
     Change in assets and liabilities:
         Trade receivables                      (47.5)      (70.1)       (52.5)
         Trade receivables programs              33.3       (21.0)        30.0
         Inventories                            (82.8)       25.3        (17.3)
         Accounts payable                       104.8       (12.4)        71.3
         Accrued  liabilities                     5.5       (36.4)        76.5
         Other assets and liabilities           (52.6)        0.7        (23.0)
--------------------------------------------------------------------------------
              Net cash provided by operating
               activities                       274.9       118.0        307.5

Cash flows from investing activities:
     Purchases of property, plant and
      equipment                                 (69.5)     (145.0)      (106.8)
     Proceeds from sale of property,
      plant and equipment                         1.1         3.6          6.6
--------------------------------------------------------------------------------
              Net cash used for investing
               activities                       (68.4)     (141.4)      (100.2)

Cash flows from financing activities:
     Increase in short-term debt                 35.8         2.1          -
     Proceeds from issuance of long-term debt,
      net of issue costs of $2.8 in 1995          0.2         5.7        147.2
     Principal payments on long-term debt      (125.5)      (38.0)      (245.0)
     Charges related to extinguishment of debt  (22.4)        -            -
     Purchase of treasury stock                (182.2)        -            -
     Exercise of stock options and warrants      15.2        23.0          -
     Preferred dividends paid                     -           -           (2.2)
--------------------------------------------------------------------------------
              Net cash used for financing
               activities                      (278.9)       (7.2)      (100.0)

Effect of exchange rate changes on cash          (3.9)       (0.6)         1.2
--------------------------------------------------------------------------------

Net increase (decrease) in cash and cash
 equivalents                                    (76.3)      (31.2)       108.5
Cash and cash equivalents - beginning of
 period                                         119.3       150.5         42.0
--------------------------------------------------------------------------------
Cash and cash equivalents - end of period      $ 43.0      $119.3       $150.5

--------------------------------------------------------------------------------
See notes to consolidated financial statements.

Lexmark International Group, Inc. and Subsidiaries
CONSOLIDATED  STATEMENTS  OF  STOCKHOLDERS'  EQUITY
For the years  ended December 31, 1997, 1996 and 1995

(Dollars in Millions, Except Share Amounts)

--------------------------------------------------------------------------------------------------------------


                                                                    Junior                    Class A
                                                                Preferred Stock             Common Stock
                                                                ---------------             ------------
                                                              Shares      Amount        Shares         Amount
                                                              ------      ------        ------         ------
Balance at December 31, 1994                                  50,000      $  5.0     60,387,105         $0.6
Issuance of common stock less notes receivable of $0.1                                    3,600
Conversion of Class B to Class A common stock                                         2,361,377
Conversion of junior preferred stock to Class A common stock (50,000)       (5.0)       750,000
Shares issued upon exercise of warrants                                                 254,385
Option compensation related to IPO
Long-term incentive plan compensation
Net shares issued upon exercise of options                                              547,152
Cash received for payments on notes receivable for common
 stock issued to management and certain other individuals
Translation adjustment
Net earnings
--------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                  ----        ----       64,303,619          0.6
Conversion  of Class B to Class A common stock                                        3,442,100          0.1
Option compensation expense
Long-term incentive plan compensation
Net shares issued upon exercise of options                                            2,467,884
Tax benefit  related to stock options and warrants
Cash received for payments on notes receivable for common
 stock issued to management and certain other individuals
Translation adjustment
Net earnings
--------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                   ----        ----      70,213,603          0.7
Conversion  of Class B to Class A common stock                                        2,035,986
Shares issued upon exercise of warrants                                                 531,284
Option compensation expense
Long-term incentive plan compensation
Deferred stock plan compensation
Shares issued upon exercise of options                                                1,197,176
Tax benefit related to stock options and warrants
Treasury shares repurchased
Cash received for payments on notes receivable for common
 stock issued to management and certain other individuals
Translation adjustment
Net earnings
--------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                   ----       $----      73,978,049        $0.7
--------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


-----------------------------------------------------------------------------------------------------------------

         Class B
       Common Stock
   --------------------                           Retained         Accumulated
                              Capital in          Earnings         Translation      Treasury
   Shares        Amount      Excess of Par        (Deficit)         Adjustment         Stock             Total
   ------        ------      -------------        ---------        -----------      --------            -------
 8,250,000       $ 0.1          $430.2            $(140.4)           $----            $----              $295.5
                                                                                                         ----
(2,361,377)                                                                                              ----
                                   5.0                                                                   ----
                                   1.7                                                                      1.7
                                  58.7                                                                     58.7
                                   0.6                                                                      0.6
                                  (1.8)                                                                    (1.8)

                                   0.2                                                                      0.2
                                                                         2.9                                2.9
                                                     32.4                                                  32.4
-----------------------------------------------------------------------------------------------------------------
 5,888,623         0.1           494.6             (108.0)               2.9           ----               390.2
(3,442,100)       (0.1)                                                                                  ----
                                   1.2                                                                      1.2
                                   0.8                                                                      0.8
                                  15.1                                                                     15.1
                                   7.4                                                                      7.4

                                   0.2                                                                      0.2
                                                                        (2.4)                              (2.4)
                                                    127.8                                                 127.8
-----------------------------------------------------------------------------------------------------------------
 2,446,523      ----             519.3               19.8                0.5           ----               540.3
(2,035,986)                                                                                              ----
                                   1.1                                                                      1.1
                                   0.6                                                                      0.6
                                   0.1                                                                      0.1
                                   1.8                                                                      1.8
                                   7.8                                                                      7.8
                                   6.4                                                                      6.4
                                                                                       (182.2)           (182.2)

                                   0.1                                                                      0.1
                                                                       (24.3)                             (24.3)
                                                    149.0                                                 149.0
-----------------------------------------------------------------------------------------------------------------
   410,537     $----            $537.2             $168.8             $(23.8)         $(182.2)           $500.7
-----------------------------------------------------------------------------------------------------------------

               Lexmark International Group, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (Dollars in Millions, Except Share Amounts)


1. ORGANIZATION AND BUSINESS

         Lexmark International Group, Inc. (together with its subsidiaries, the "company") is a global developer, manufacturer and supplier of laser and inkjet printers and associated consumable supplies. The company also sells dot matrix printers for printing single and multi-part forms by business users. The company's core printer business targets the office and home markets. In addition to its core printer business, the company develops, manufactures and markets a broad line of other office imaging products which include supplies for International Business Machines Corporation ("IBM") branded printers, after-market supplies for other original equipment manufacturer ("OEM") products, and typewriters and typewriter supplies that are sold under the IBM trademark. The principal customers for the company's products are dealers, retailers and distributors worldwide. The company employs marketing teams which target large accounts to generate demand in selected industries worldwide. The company's products are sold in over 150 countries in North and South America, Europe, the Middle East, Africa, Asia, the Pacific Rim and the Caribbean.


2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

         The accompanying consolidated financial statements include the accounts of Lexmark International Group, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Foreign Currency Translation:

         Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average exchange rates prevailing during the period. Adjustments arising from the translation of assets and liabilities are accumulated as a separate component of stockholders' equity.

Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for such items as the allowance for doubtful accounts, inventory reserves, product warranty, depreciation, employee benefit plans and taxes.

Cash Equivalents:

         All highly liquid investments with an original maturity of three months or less at the company's date of purchase are considered to be cash equivalents.

Inventories:

         Inventories are stated at the lower of average cost or market. The company considers all raw materials to be in production upon their receipt.

Property, Plant and Equipment:

         Property, plant and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Property, plant and equipment accounts are relieved of the cost and related accumulated depreciation when assets are disposed of or otherwise retired.

Revenue Recognition:

         Sales are recognized when products are shipped to customers. A provision for estimated sales returns is recorded in the period in which related sales are recognized.

Advertising Costs:

         The company expenses advertising costs when incurred. Advertising expense was approximately $56.9 million, $49.3 million and $43.0 million in 1997, 1996 and 1995, respectively.

Income Taxes:

         The company utilizes the liability method of accounting for income taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Earnings Per Share:

         In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 128, Earnings per Share. Under SFAS No. 128, the company presents two earnings per share ("EPS") amounts. Basic EPS are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflect the potential dilution of securities that could share in the earnings, including stock options and warrants. EPS amounts have been calculated and presented under the provisions of SFAS No. 128.

3. INVENTORIES

          Inventories consisted of the following at December 31:

                                  1997      1996
----------------------------------------------------
Work in process                  $211.2    $144.6
Finished goods                    142.6     126.4
----------------------------------------------------
                                 $353.8    $271.0
----------------------------------------------------

4. PROPERTY, PLANT AND EQUIPMENT

         Property,  plant  and  equipment consisted of the following at December
31:

                                    1997     1996
---------------------------------------------------
Land and improvements              $ 16.2   $ 15.9
Buildings and improvements          171.9    184.9
Machinery and equipment             428.9    392.2
Information systems and furniture   124.4    118.7
---------------------------------------------------
                                    741.4    711.7
Less accumulated depreciation       331.8    277.6
---------------------------------------------------
                                   $409.6   $434.1
---------------------------------------------------

         Depreciation expense was $76.8 million, $62.3 million and $71.2 million for 1997, 1996 and 1995, respectively.


5. ACCRUED LIABILITIES

         Accrued liabilities consisted of the following at December 31:

                                       1997       1996
-------------------------------------------------------
Compensation                         $ 58.7     $ 57.6
Income taxes payable                    9.5        7.0
Fixed assets                            9.0       26.8
Warranty                               30.6       31.0
Value added tax                         6.6       15.5
Deferred revenue                       27.8       17.4
Other                                  85.3       66.7
-------------------------------------------------------
                                     $227.5     $222.0
-------------------------------------------------------

6. DEBT

         Long-term debt consisted of the following at December 31:

                                       1997       1996
---------------------------------------------------------
   Revolving credit facility
    refinanced                          $20.0    $  -
   Term loan refinanced                  37.0      37.0
   Senior subordinated notes, 14.25%
    interest rate, due in 2001            -       120.0
   Other                                  -         6.2
---------------------------------------------------------
                                        $57.0    $163.2
---------------------------------------------------------

         In March 1997, the company prepaid its $120.0 million, 14.25 percent senior subordinated notes due in 2001. The prepayment resulted in an extraordinary charge of $22.4 million ($14.0 million net of tax benefit) caused by a prepayment premium and other fees. In 1995, the company refinanced its term loan and revolving credit facility. This early extinguishment of debt resulted in an extraordinary charge of $22.1 million ($15.7 million net of tax benefit) caused by the mark to market of a related hedging instrument and other fees.

         In March 1997, the company entered into three-year interest rate swaps with a total notional amount of $60.0 million, whereby the company pays interest at a fixed rate of approximately 6.5% and receives interest at a floating rate equal to the three-month London Inter Bank Offered Rate (LIBOR). The swaps serve as a hedge of financings based on floating interest rates. The company also has an interest rate/currency swap with a notional amount remaining of $36.7 million. The interest rate/currency swap matures on March 27, 1998. The effective rate of interest on the term loan (after giving effect to the interest rate/currency swap) was 6.7% at December 31, 1997.

         In January 1998, the company entered into a new $300.0 million unsecured, revolving credit facility with a group of banks. Upon entering the new agreement, the company repaid the amounts outstanding on its existing term loan and revolving credit facility. The revolving credit facility and term loan at December 31, 1997 were classified as long-term, as the company had the intent and ability, supported by the terms of the new revolving credit facility, to obtain long-term financing.

         The interest rate on the new credit facility ranges from 0.2% to 0.7% above LIBOR, as adjusted under certain limited circumstances, based upon the company's debt rating, if available, or based upon certain performance ratios. In addition, the company pays a facility fee on the $300.0 million of 0.1% to 0.3% based upon the company's debt rating, if available, or based upon certain performance ratios. The interest and facility fee rates are calculated quarterly.

         The $300.0 million credit agreement contains customary default provisions, leverage and interest coverage restrictions and certain restrictions on the incurrence of additional debt, liens, mergers or consolidations and investments. Any amounts outstanding under the $300.0 million credit facility are due upon the maturity of the facility on January 27, 2003.

         Interest expense of $0.9 million, $1.2 million and $7.7 million in 1997, 1996 and 1995, respectively, related to the swaps discussed above, previously outstanding interest rate/currency swaps and interest rate caps and options is included in interest expense in the statement of earnings.

         Total cash paid for interest amounted to $13.2 million, $24.2 million and $41.4 million in 1997, 1996 and 1995, respectively.


7. STOCKHOLDERS' EQUITY

         The Class A common stock is voting and exchangeable for Class B common stock in very limited circumstances. The Class B common stock is non-voting and is convertible, subject to certain limitations, into Class A common stock.

         At December 31, 1997, approximately 77,300,000 and 1,750,000 shares of Class A and Class B common stock were unissued and unreserved. These shares are available for a variety of general corporate purposes, including future public offerings to raise additional capital and for facilitating acquisitions.

         The remaining warrants outstanding in connection with a technology agreement with an unrelated party to purchase 634,365 shares of Class A common stock at $6.67 per share were exercised during 1997.

         In April 1996, the company's board of directors authorized the repurchase of up to $50 million of its Class A common stock. In May 1997, the company's board of directors authorized the repurchase of an additional $150 million of its Class A common stock. The repurchase authority allows the company at management's discretion to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. During the year ended December 31, 1997, the company repurchased 6,438,114 shares at prices ranging from $21.25 to $33.75 per share for an aggregate cost of approximately $182.2 million. In February 1998, the company's board of directors authorized the repurchase of up to an additional $200 million of its Class A common stock. This repurchase authority, like the prior authorizations, allows the company at management's discretion to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors.

         In February 1998, the company's board of directors adopted a stockholder rights plan (the "Rights Plan") which provides existing stockholders with the right to purchase one one-hundredth (0.01) of a share of Series A Junior Participating preferred stock for each share of common stock held in the event of certain changes in the company's ownership. The rights will expire on January 31, 2008, unless earlier redeemed by the company.


8. STOCK INCENTIVE PLANS

         The company has established various stock incentive plans to encourage employees and non-employee directors to remain with the company and to more closely align their interests with those of the company's stockholders. Under the employee plans, as of December 31, 1997 approximately 1,300,000 shares of Class A common stock are reserved for future grants in the form of stock options, stock appreciation rights, restricted stock, performance shares or deferred stock units. Under the director plan, as of December 31, 1997 approximately 42,000 shares of Class A common stock are reserved for future grants in the form of stock options and deferred stock units. As of December 31, 1997, awards under the programs have been limited to stock options, restricted stock, performance shares and deferred stock units.

         The exercise price of options awarded under these plans is equal to the fair market value of the underlying common stock on the date of grant. All options expire ten years from the date of grant and become fully vested at the end of five years based upon continued employment or the completion of three years of service on the board of directors.

         The company recognized a non-cash compensation charge in 1995 of $60.6 million ($38.5 million net of tax benefit) for certain stock options outstanding prior to the initial public offering in November 1995.

         The company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock, performance-based awards and the non-cash compensation charge mentioned in the preceding paragraph. Had compensation expense for the company's stock-based compensation plans been determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, net earnings and earnings per share would have been reduced to the pro forma amounts indicated in the table below:

                                     1997           1996            1995
-----------------------------------------------------------------------------
Net earnings - as reported          $149.0         $127.8          $32.4
Net earnings - pro forma             145.1          125.0           29.9

Basic EPS - as reported             $ 2.09         $ 1.78          $0.47
Basic EPS - pro forma                 2.04           1.74           0.44

Diluted EPS - as reported           $ 1.98         $ 1.69         $ 0.44
Diluted EPS - pro forma               1.93           1.65           0.40
-----------------------------------------------------------------------------

         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                          1997         1996        1995
-------------------------------------------------------------------------
Expected dividend yield                   -          -            -
Expected stock price volatility            44%        45%          45%
Weighted average risk-free                6.2%       5.8%         5.9%
interest rate
Weighted average expected life of options
(years)                                   4.8        3.9          4.4
-------------------------------------------------------------------------

         The weighted average fair value of options granted during 1997, 1996 and 1995 was $11.84, $7.67 and $8.16 per share, respectively.

         The pro forma effects on net income for 1997, 1996 and 1995 are not representative of the pro forma effect on net income in future years because they do not take into consideration pro forma compensation expense related to grants made prior to 1995.

         A summary of the status of all of the company's stock incentive plans as of December 31, 1997, 1996 and 1995 and changes during the years then ended is presented below:

                                                     Weighted
                                                     Average
                                                     Exercise
                                     Number            Price
---------------------------------------------------------------

Outstanding at January 1, 1995     8,048,010         $  7.26
Granted                            2,609,007           19.14
Exercised                           (987,108)           7.09
Forfeited or canceled               (241,128)           8.20
---------------------------------------------------------------

Outstanding at December 31, 1995   9,428,781           10.54
Granted                              508,532           19.39
Exercised                         (2,664,363)           7.11
Forfeited or canceled               (321,088)          14.81
---------------------------------------------------------------

Outstanding at December 31, 1996   6,951,862           12.31
Granted                            1,355,755           25.67
Exercised                         (1,276,408)           7.82
Forfeited or canceled               (239,284)          18.40
---------------------------------------------------------------

Outstanding at December 31, 1997   6,791,925          $15.58
---------------------------------------------------------------

         As of December 31, 1997, 1996, and 1995 there were 3,678,324, 4,574,734 and 6,787,426 options exercisable, respectively.

         The  following  tables  summarize   information   about  stock  options
outstanding at December 31, 1997:

                          Options Outstanding
------------------------------------------------------------------------
                       Number     Weighted-Average
     Range of       Outstanding      Remaining       Weighted-Average
  Exercise Prices     at             Contractual       Exercise Price
                      12/31/97          Life
------------------------------------------------------------------------
 $  6.67 to  $14.75   2,817,330            4.0 years       $  7.52
   15.00 to   19.75     603,574            7.3               16.19
   20.00 to   36.44   3,371,021            8.4               22.25
------------------------------------------------------------------------
 $  6.67 to  $36.44   6,791,925            6.5              $15.58
------------------------------------------------------------------------


                 Options Exercisable
----------------------------------------------------
                        Number
     Range of         Exercisable   Weighted-Average
  Exercise Prices     at 12/31/97   Exercise Price
----------------------------------------------------
 $  6.67 to $14.75       2,701,118      $ 7.37
   15.00 to  19.75         282,646       16.07
   20.00 to  36.44         694,560       20.40
----------------------------------------------------
 $  6.67 to $36.44       3,678,324      $10.50
----------------------------------------------------

9. INCOME TAXES

         The provision for income taxes consisted of the following:

                                   1997    1996    1995
--------------------------------------------------------
Currently payable:
  Federal                         $37.8   $50.0   $32.3
  Non-U.S.                          9.9     5.3     5.1
  State and local                   3.3     6.2     8.6
--------------------------------------------------------
                                   51.0    61.5    46.0

Deferred payable (benefit):
    Federal                        34.1    12.0   (23.9)
    Non-U.S.                        2.6     0.1    (0.4)
    State and local                 4.0     0.2    (6.5)
--------------------------------------------------------
                                   40.7    12.3   (30.8)
--------------------------------------------------------
Provision for income taxes        $91.7   $73.8   $15.2
--------------------------------------------------------

         Earnings before income taxes were as follows:

                                     1997    1996    1995
---------------------------------------------------------
U.S.                                $166.7  $129.6  $27.3
Non-U.S.                              88.0    72.0   36.0
----------------------------------------------------------
Earnings before  income taxes       $254.7  $201.6  $63.3
----------------------------------------------------------


         The U.S. and non-U.S. earnings before income taxes reflect write-offs of certain intercompany obligations owed to the U.S. totaling $10.6 million in 1995.

         The company realized an income tax benefit from the exercise of certain stock options and warrants in 1997 and 1996 of $6.4 million and $7.4 million, respectively. This benefit resulted in a decrease in current income taxes payable and an increase in capital in excess of par.

         Significant components of deferred income taxes were as follows:

                                         1997     1996
--------------------------------------------------------
Deferred tax assets:
 Tax loss carryforwards                $ 14.9    $ 24.2
 Intangible assets                        7.0      10.3
 Alternative minimum tax credits          -         6.3
 Unexercised stock options                6.4      12.4
 Inventories                             17.5      20.2
 Valuation allowance                    (20.8)    (32.3)
--------------------------------------------------------
       Total deferred tax assets         25.0      41.1
--------------------------------------------------------
Deferred tax liabilities:
 Prepaid expenses                         3.1       4.6
 Property, plant and equipment           19.9      17.2
 Other                                   24.1       0.7
--------------------------------------------------------
       Total deferred tax liabilities    47.1      22.5
--------------------------------------------------------
Net deferred tax asset (liability)     $(22.1)   $ 18.6
--------------------------------------------------------

         The net decrease in the total valuation allowance for the years ended December 31, 1997 and 1996 was $11.5 million and $44.9 million, respectively. The company has non-U.S. tax loss carryforwards of $53.0 million including $19.7 million which expire between the years 2000 and 2004. Of these non-U.S. tax loss carryforwards, $13.4 million are not expected to provide a future benefit because they are attributable to certain non-U.S. entities that are also taxable in the U.S.

         A reconciliation of the provision for income taxes using the U.S. statutory rate and the company's effective tax rate was as follows:


                                            1997                  1996                 1995
                                     ----------------       ---------------      ---------------
                                      Amount      %          Amount     %         Amount     %
------------------------------------------------------------------------------------------------
Provision for income taxes at
 statutory  rate                       $89.2    35.0%       $70.5    35.0%      $22.2    35.0%
State and local income taxes, net of
 federal tax benefi                      7.3     2.9          6.4     3.2         1.4     2.2
Losses providing no tax benefit          5.8     2.3         45.1    22.3        31.2    49.3
Change in the beginning-of-the-year
 balance of the valuation allowance
 for deferred  tax assets affecting
 provision                             (11.5)   (4.5)       (44.9)  (22.3)      (33.6)  (53.1)
Research and development credit         (5.5)   (2.2)        (2.9)   (1.4)       (3.8)   (6.0)
Foreign sales corporation               (2.6)   (1.0)        (5.0)   (2.5)       (2.3)   (3.6)
Non-U.S. income exempt from tax          -       -            -       -          (3.7)   (5.8)
Other                                    9.0     3.5          4.6     2.3         3.8     6.0
------------------------------------------------------------------------------------------------
Provision for income taxes             $91.7    36.0%       $73.8    36.6%      $15.2    24.0%
------------------------------------------------------------------------------------------------

         Cash paid for income taxes was $36.3 million, $60.7 million and $24.1 million in 1997, 1996 and 1995, respectively.

10. EMPLOYEE PENSION PLANS

         The company and its subsidiaries have retirement plans covering substantially all regular employees. The total pension expense of all defined benefit plans is determined using the projected unit credit actuarial method.

         Plan assets are invested in government securities, corporate debt, annuity contracts and equity securities. It is the company's policy to fund amounts for pensions sufficient to meet the minimum requirements prescribed by various government regulations and such additional amounts as the company may determine to be appropriate.

         U.S. Plans: Regular full-time employees in the U.S. are covered by a noncontributory defined benefit plan, which is funded by company contributions to an irrevocable trust fund held for the sole benefit of employees. Monthly retirement benefits are based on service and compensation. Benefits become vested upon completion of five years of service. The company has a supplemental retirement plan for employees whose benefits under the defined benefit plan are limited because of restrictions imposed by federal tax laws.

         Non-U.S. Plans: Most subsidiaries have retirement plans covering substantially all employees funded through various fiduciary-type arrangements. Retirement benefits are generally based on years of service and compensation during a fixed number of years immediately prior to retirement.

         Net periodic pension expense included the following components:

                                                U.S. Plans                         Non-U.S. Plans
                                       ---------------------------            -------------------------
                                       1997        1996       1995            1997      1996       1995
----------------------------------------------------------------------------------------------------------
Service cost                           $10.9      $15.5       $12.3           $2.1     $2.0       $1.9
Interest cost                           24.3       23.0        20.3            4.2      4.5        4.5
Actual (gain) loss return on
 plan assets                           (70.2)     (27.2)      (82.4)          (4.7)    (4.3)      (4.9)
Net amortization and deferral           38.3       (5.8)       56.3            1.1      0.6        1.3
Settlement/curtailment losses            -          -           -              0.3      0.9        -
----------------------------------------------------------------------------------------------------------
Net periodic pension expense           $ 3.3      $ 5.5       $ 6.5           $3.0     $3.7       $2.8
----------------------------------------------------------------------------------------------------------

   The funded status at December 31 was as follows:

                                                           U.S. Plans                   Non-U.S. Plans
                                                      --------------------           ---------------------
                                                        1997        1996               1997         1996
----------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested benefit obligation                            $266.2       $218.5            $ 57.7       $ 53.7

----------------------------------------------------------------------------------------------------------
  Accumulated benefit obligation                       $305.8       $256.0            $ 61.1       $ 57.3
----------------------------------------------------------------------------------------------------------

Plan assets at fair value                              $386.5       $322.8            $ 56.3       $ 54.9
Projected benefit obligation                            380.3        303.2              70.6         66.7
----------------------------------------------------------------------------------------------------------
Plan assets in excess of (or less than) projected
benefit obligation                                        6.2         19.6             (14.3)      (11.8)
Unrecognized net (gain) loss                             (1.6)       (11.8)              7.1         3.9
Additional minimum liability                              -            -                (3.1)       (2.5)
----------------------------------------------------------------------------------------------------------
Prepaid pension cost (pension liability)               $  4.6       $  7.8            $(10.3)     $(10.4)
----------------------------------------------------------------------------------------------------------

         Significant actuarial assumptions used to determine the projected benefit obligation and to compute the expected long-term return on assets were as follows:

                                                      U.S. Plans                     Non-U.S. Plans
                                             -----------------------------    ------------------------------
                                               1997      1996       1995        1997       1996       1995
------------------------------------------------------------------------------------------------------------
Discount rate                                  7.0%      7.5%       7.0%        6.3%       6.8%       7.5%
Long-term rate of compensation increase        4.5%      5.0%       4.5%        3.9%       4.3%       4.8%
Expected long-term rate of return on
 plan assets                                  10.0%     10.0%      10.0%        7.2%       7.4%       8.1%
------------------------------------------------------------------------------------------------------------

         The  actuarial  assumptions  for  non-U.S.   plans  represent  weighted
averages reflecting the combined assumptions for all non-U.S. plans.

         The company also sponsors various defined contribution plans for employees in certain countries. Company contributions are based upon a percentage of employees' contributions. The company's expense under these plans amounted to $4.5 million, $4.4 million and $2.9 million in 1997, 1996 and 1995, respectively.

11. OTHER POSTRETIREMENT BENEFIT PLANS

         The company and certain of its non-U.S. subsidiaries have medical, dental and life insurance plans for retirees. Most retirees outside the U.S. are covered by government-sponsored programs. The company provides U.S. retirees with medical benefits similar to those provided to full-time employees, subject to certain maximums. The company does not fund its postretirement benefit plans. All U.S. full-time employees who meet certain years of service requirements are eligible for postretirement benefits.

         Net periodic U.S. postretirement benefit expense included the following components:

                                 1997      1996     1995
--------------------------------------------------------
Service cost                     $3.0      $3.1     $1.7
Interest cost                     2.0       1.8      1.4
Amortization of net loss
 from earlier periods             -         0.2      -
--------------------------------------------------------
Net periodic U.S.
 postretirement benefit expense  $5.0      $5.1     $3.1
--------------------------------------------------------

        The U.S. postretirement benefit liability at December 31 was as follows:

                                          1997      1996
-----------------------------------------------------------
Active employees, not fully eligible
 for benefits                              $23.2     $22.3
Fully eligible active plan participants      9.8       4.8

-----------------------------------------------------------
Accumulated postretirement benefit
 obligation                                 33.0      27.1
Unrecognized net loss                       (4.3)     (3.0)
-----------------------------------------------------------
Postretirement benefit liability           $28.7     $24.1
-----------------------------------------------------------

         Assumed medical cost inflation for 1998, 1999, and 2000 is projected to be 8.7%, 7.9% and 4.0%, respectively, for an average annual medical cost increase over the next three years of 6.9%. No medical inflation is assumed after 2000, by which time medical costs are assumed to have doubled from 1991 levels. Since the plan caps medical costs at twice the 1991 levels, the effect of a 1% increase in the assumed medical inflation rate is not material. The assumed discount rate for postretirement medical benefits is 7.2%, 7.7% and 7.2% for 1997, 1996 and 1995, respectively.

         IBM agreed to pay for its pro rata share (currently estimated at $66.5 million) of future postretirement benefits for all company employees based on relative years of service with IBM and the company.


12. COMMITMENTS

         The company is committed under operating leases (containing various renewal options) for rental of office and manufacturing space and equipment. Rent expense (net of rental income of $5.6 million, $5.8 million and $5.6 million) was $16.0 million, $13.0 million and $9.9 million in 1997, 1996 and 1995, respectively. Future minimum rentals under terms of non-cancelable operating leases at December 31 are: 1998-$18.3 million; 1999-$15.2 million; 2000-$11.5 million; 2001-$7.6 million; 2002-$4.3 million and thereafter-$3.2 million.

13. DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

         The company manages risk arising from fluctuations in interest rates and currency exchange rates by using derivative financial instruments. The company manages exposure to counterparty credit risk by entering into derivative financial instruments with highly rated institutions that can be expected to fully perform under the terms of such agreements. The company does not hold or issue financial instruments for trading purposes. Where appropriate, the company arranges master netting agreements.

         Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract. Any instrument not qualifying as a hedge or designated but ineffective as a hedge is marked to market and recognized in earnings immediately.

         Interest Rate Risk Management: The company has, from time to time, utilized interest rate swaps, caps and options to maintain an appropriate balance between fixed and floating rate debt in order to minimize the effect of changing interest rates on earnings.

         Interest rate swaps and interest rate/currency swaps are included in the statement of financial position as accrued liabilities and other liabilities, respectively. Interest differentials resulting from interest rate swap agreements used to change the interest rate characteristics of debt are recorded on an accrual basis as an adjustment to interest expense. Premiums paid for interest rate cap and option agreements are included in the statement of financial position as current assets and non-current assets and are charged to interest expense over the terms of the agreements or when written off, if the option expires unexercised. Amounts receivable under cap agreements and gains realized on options are recognized as reductions of interest expense over the terms of the agreements. In the event of an early termination of an interest rate swap agreement designated as a hedge, the gain or loss is deferred, recorded in non-current assets or liabilities, and recognized as an adjustment to interest expense over the remaining term of the contract.

         For additional information related to derivative financial instruments used to manage interest rate risk, see Note 6.

         Foreign Exchange Risk Management: The company enters into foreign currency swaps, options, and forward exchange contracts in its management of foreign currency exposures. Realized and unrealized gains and losses on contracts that are designated as hedges are recognized in earnings in the same period as the underlying hedged transactions. Contracts that do not qualify as hedges for accounting purposes are marked to market and the resulting gains and losses are recognized in current earnings. The cash flows resulting from hedge contracts are classified as cash flows from operating activities.

         Notional amounts at December 31 were as follows:


                              1997          1996
---------------------------------------------------
Forward contracts            $205.7        $102.4
Options purchased             249.8         241.3
Options written              (104.9)        (97.3)
---------------------------------------------------

         Forward contracts and purchased options are used to hedge firm and anticipated purchases of inventory and are included in the statement of financial position as current assets and accrued liabilities. These instruments typically have remaining terms of one year or less. Gains and losses receiving hedge accounting treatment are recognized in earnings in the same period as the underlying hedged transactions. In the event of an early termination of a currency exchange agreement designated as a hedge, the gain or loss and any fees paid continue to be deferred and are included in the settlement of the underlying transaction.

         The company purchases and writes offsetting foreign currency options, which do not qualify for hedge accounting treatment, for the purpose of reducing the net cost of its hedging strategies. These instruments are included in the statement of financial position as current assets and accrued liabilities, respectively.

         Concentrations of Credit Risk: The company's main concentrations of credit risk consist primarily of temporary cash investments and trade receivables. Temporary cash investments are placed with various financial institutions. Company guidelines have been established relating to the amount of deposits or investments that may be held by each financial institution. IBM is the most significant trade customer of the company (see Note 16); otherwise, credit risk related to trade receivables is dispersed across a large number of customers located in various geographic areas. The company also has off-balance sheet credit risk for the reimbursement from IBM of its pro rata share of postretirement benefits to be paid by the company (see Note 11).


14. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following table summarizes the carrying amounts and fair values of financial instruments with fair values different than their carrying amounts at December 31:

                                               1997                 1996
                                          Asset (Liability)    Asset(Liability)
-------------------------------------------------------------------------------
                                          Carrying   Fair      Carrying   Fair
                                           Amount    Value      Amount    Value
                                           ------    -----      ------    -----
Non-derivatives:
Long-term debt (senior subordinated notes)  $-        $-       $(120.0)  (129.0)

Derivatives:
Prepaid expenses and other current assets    1.4       3.0         1.5      2.2
Accrued liabilities                          -        (0.7)        -       (0.6)
Other assets (liabilities)                   0.4       0.6        (6.0)    (7.7)
--------------------------------------------------------------------------------

         The carrying amounts in the table are included in the statement of financial position under the indicated captions. The amounts in the table are presented net of amounts offset in accordance with FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts.

         Cash and cash equivalents and trade receivables are valued at their carrying amounts as recorded in the statement of financial position, and are reasonable estimates of fair value given the relatively short period to maturity for these instruments. The carrying value of the term loan approximates its fair value given its variable rate interest provisions. Derivative financial instruments which do not qualify for hedge accounting are recorded in the statement of financial position at their fair value. The fair value of the senior subordinated notes was estimated based on current rates available to the company for debt with similar characteristics. Fair values for the company's derivative financial instruments are based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current assumptions.

15. SALES OF RECEIVABLES

         The company entered into an agreement to sell up to $100.0 million of U.S. trade receivables on a limited recourse basis. As collections reduce previously sold receivables, the company may replenish these with new receivables. At December 31, 1997, U.S. trade receivables of $100.0 million had been sold and, due to the revolving nature of the agreement, $100.0 million also remained outstanding. At December 31, 1996, trade receivables of $65.0 million were sold and outstanding. The agreement, which contains net worth and fixed charge coverage restrictions, must be renewed annually, and is expected to be renewed upon its expiration in April 1998. The risk the company bears from bad debt losses on U.S. trade receivables sold is limited to approximately 10% of the outstanding balance of receivables sold. The company addresses this risk of loss in its allowance for doubtful accounts. Receivables sold may not include amounts over 60 days past due or concentrations over certain limits with any one customer.

         The company entered into an agreement to sell up to 22 million deutsche marks of Germany trade receivables on a limited recourse basis. At December 31, 1997, Germany trade receivables of 21.8 million deutsche marks ($12.3 million at December 31, 1997 exchange rates) were outstanding under this program and, as collections reduce previously sold receivables, the company may replenish these with new receivables. At December 31, 1996, German trade receivables of 21.8 million deutsche marks ($14.0 million at December 31, 1996 exchange rates) were sold and outstanding.

         During 1997, the company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and addresses programs such as the company's trade receivables programs in the U.S. and Germany. With the adoption of SFAS No. 125, the company continues to account for the transfer of receivables under both programs as sale transactions. In response to SFAS No. 125 for purposes of the U.S. program, the company formed and sells its receivables to a wholly owned subsidiary, Lexmark Receivables Corporation ("LRC"), which then sells the receivables to an unrelated third party. LRC is a separate legal entity with its own separate creditors who, in a liquidation of LRC, would be entitled to be satisfied out of LRC's assets prior to any value in LRC becoming available for equity claims of an LRC stockholder.

         The company sells a portion of its non-U.S. trade receivables on a recourse basis. Proceeds from these sales totaled $18.6 million, $48.9 million and $86.9 million in 1997, 1996 and 1995, respectively. All amounts had been collected at December 31, 1997 and approximately $5.3 million remained uncollected at December 31, 1996.

         Expenses incurred under these programs totaling $5.2 million, $5.4 million and $3.5 million for 1997, 1996 and 1995 respectively, are included in other non-operating expense.


16. MAJOR CUSTOMER

         IBM was considered a major customer prior to 1996, and accounted for approximately 4%, 8% and 20% of the company's total revenues in 1997, 1996 and 1995, respectively.

17. EARNINGS PER SHARE

                                       For the Year Ended December 31, 1997
                                    --------------------------------------------
                                      Earnings        Shares           Per Share
                                     (Numerator)   (Denominator)         Amount
                                     -----------   -------------       ---------
Earnings before extraordinary item    $ 163.0
Basic EPS
 Earnings available to common
    stockholders                        163.0       71,314,311          $ 2.29

Effect of Dilutive Securities
 Warrants                                 -            324,238

 Long-term incentive plan                 -             10,430

 Stock options                            -          3,519,797
                                      -------       ----------
Diluted EPS
 Earnings available to common
    stockholders plus assumed
     conversions                      $ 163.0       75,168,776          $ 2.17

                                    --------------------------------------------

Options to purchase an additional 42,948 shares of Class A common stock at prices between $32.56 and $36.44 per share were outstanding at December 31, 1997 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.



                                       For the Year Ended December 31, 1996
                                    --------------------------------------------
                                      Earnings        Shares           Per Share
                                     (Numerator)   (Denominator)         Amount
                                     -----------   -------------       ---------
Earnings before extraordinary item     $127.8
Basic EPS
 Earnings available to common
    stockholders                        127.8       71,629,572           $1.78

Effect of Dilutive Securities
 Warrants                                 -            424,285

 Long-term incentive plan                 -             34,563

 Stock options                            -          3,577,314
                                       ------       ----------
Diluted EPS
 Earnings available to common
    stockholders plus assumed
     conversions                       $127.8       75,665,734           $1.69

                                    --------------------------------------------

Options to purchase an additional 25,124 shares of Class A common stock at prices between $24.75 and $26.75 per share were outstanding at December 31, 1996 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

                                       For the Year Ended December 31, 1995
                                    --------------------------------------------
                                      Earnings        Shares           Per Share
                                     (Numerator)   (Denominator)         Amount
                                     -----------   -------------       ---------
Earnings before extraordinary item     $48.1
Basic EPS
 Earnings available to common
    stockholders                        48.1        68,859,900          $0.70

Effect of Dilutive Securities
 Warrants                                -             548,421

 Long-term incentive plan                -              37,165

 Stock options                           -           4,754,793
                                       -----        ----------
Diluted EPS
 Earnings available to common
    stockholders plus assumed
    conversions                        $48.1        74,200,279         $ 0.65

                                    --------------------------------------------

Options to purchase an additional 2,114,321 shares of Class A common stock at prices between $19.75 and $22.25 per share were outstanding at December 31, 1995 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

18. INTERNATIONAL OPERATIONS

         The company operates in the office products industry segment and manufactures its products in the U.S., France, Australia, Mexico and Scotland and markets them throughout the world. Intergeographic transfers are accounted for on an arm's length pricing basis. Revenues from international operations, including exports from the U.S., represent approximately half of consolidated revenues. Summarized financial data by region follows:

                                    1997            1996              1995
------------------------------------------------------------------------------
Revenues:
    U.S.
         Trade (1)               $1,283.6         $1,282.5          $1,278.4
         Intercompany               575.7            546.6             443.7
------------------------------------------------------------------------------
         Total U.S.               1,859.3          1,829.1           1,722.1

    Europe
         Trade                      919.1            858.7             731.7
         Intercompany               100.5             23.1               3.2
------------------------------------------------------------------------------
         Total Europe             1,019.6            881.8             734.9

    Other international
         Trade                      290.8            236.4             147.7
         Intercompany                 7.2              2.9               2.8
------------------------------------------------------------------------------
    Total other international       298.0            239.3             150.5
------------------------------------------------------------------------------
                                  3,176.9          2,950.2           2,607.5
    Eliminations                   (683.4)          (572.6)           (449.7)
------------------------------------------------------------------------------
    Total                        $2,493.5         $2,377.6          $2,157.8
------------------------------------------------------------------------------

    Operating income: (2)
         U.S.                    $  178.0         $  154.3          $   65.8
         Europe                      96.4             77.5              46.2
         Other international         (1.1)             3.5               2.3
         Eliminations                 1.3             (4.9)             (5.8)
------------------------------------------------------------------------------
    Total                        $  274.6         $  230.4          $  108.5
------------------------------------------------------------------------------

    Total assets:
         U.S.                    $1,024.4         $1,034.3          $1,016.1
         Europe                     545.9            385.9             319.8
         Other international        119.8             92.7              53.8
         Eliminations              (481.9)          (291.4)           (246.8)
------------------------------------------------------------------------------
    Total                        $1,208.2         $1,221.5          $1,142.9
------------------------------------------------------------------------------

(1)      U.S. trade revenues include exports to international locations.

(2) Includes non-cash compensation charge in 1995 of $45.7 million, $13.6 million and $1.3 million for the U.S., Europe, and other international, respectively.

19. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                         First     Second     Third     Fourth
                                        Quarter    Quarter    Quarter   Quarter
--------------------------------------------------------------------------------
1997:
Revenues                                $583.4     $556.3     $618.3    $735.5
Gross profit                             199.8      193.4      215.6     261.2
Operating income                          55.7       57.5       67.0      94.4
Earnings before extraordinary item        30.7       34.3       41.0      57.0
Net earnings                              16.7       34.3       41.0      57.0

Basic EPS before extraordinary item*    $ 0.42     $ 0.48     $ 0.57    $ 0.83
Diluted EPS before extraordinary item*    0.40       0.45       0.54      0.78
Basic EPS*                                0.23       0.48       0.57      0.83
Diluted EPS*                              0.22       0.45       0.54      0.78

Stock prices:
 High                                   $29.63     $30.50     $36.31    $38.00
 Low                                     22.00      19.13      26.88     29.56

1996:
Revenues                                $587.8     $555.3     $547.6    $686.9
Gross profit                             182.4      172.2      173.9     218.9
Operating income                          44.0       52.9       55.1      78.4
Net earnings                              21.6       30.8       30.2      45.2

Basic EPS*                              $ 0.31     $ 0.42     $ 0.42    $ 0.62
Diluted EPS*                              0.29       0.40       0.40      0.59

Stock prices:
 High                                   $23.25     $23.13     $20.88    $27.75
 Low                                     16.00      17.88      13.38     18.88
--------------------------------------------------------------------------------
*The sum of the quarterly earnings per share amounts do not equal the year-to-date earnings per share due to changes in average share calculations. This is in accordance with prescribed reporting requirements.

         First quarter 1997 net earnings were reduced by an extraordinary charge of $22.4 million ($14.0 million net of tax benefit) caused by an early extinguishment of the company's senior subordinated notes.


20. NEW ACCOUNTING STANDARDS

         In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, effective for fiscal years beginning after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an entity classify items of other comprehensive income by their nature in a financial statement. For example, other comprehensive income may include foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. In addition, the accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods, provided for comparative purposes, is required. Based on current accounting standards, this new accounting standard is not expected to have a material impact on the company's consolidated financial statements. The company will adopt this accounting standard on January 1, 1998, as required.

         In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the enterprise's chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement requires reporting segment profit or loss, certain specific revenue and expense items and segment assets. It also requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts reported in the consolidated financial statements. Restatement of comparative information for earlier periods presented is required in the initial year of application. Interim information is not required until the second year of application, at which time comparative information is required. This statement's requirements are disclosure oriented and, therefore, will not have a material impact on the company's financial position, results of operations or liquidity. The company will adopt this accounting standard on January 1, 1998, as required.

21. SUMMARIZED FINANCIAL INFORMATION

The following is consolidated summarized financial information of Lexmark International, Inc., a wholly-owned subsidiary of Lexmark International Group, Inc.

                                            1997         1996         1995
                                            ----         ----         ----
Statement of Financial Position Data:
  Current assets                           $776.1        $765.1      $715.7
  Noncurrent assets                         432.1         456.4       427.2

  Current liabilities                       551.4         423.9       490.5
  Noncurrent liabilities                    160.0         259.9       264.7


Statement of Earnings Data:
  Revenues                               $2,493.5      $2,377.6    $2,157.8
  Gross profit                              870.0         747.4       669.9
  Earnings before extraordinary item        163.0         127.8        48.1
  Net earnings                              149.0         127.8        32.4

Current  liabilities  at December 31, 1997,  1996 and 1995 include $3.9 million,
$2.6  million  and  $2.5  million,   respectively,   that  is  owed  to  Lexmark
International Group, Inc.

MANAGEMENT'S REPORT ON
FINANCIAL STATEMENTS

The consolidated financial statements and related information included in this Financial Report are the responsibility of management and have been reported in conformity with generally accepted accounting principles. All other financial data in this Annual Report have been presented on a basis consistent with the information included in the consolidated financial statements. Lexmark International Group, Inc. maintains a system of financial controls and procedures, which includes the work of corporate auditors, which we believe provides reasonable assurance that the financial records are reliable in all material respects for preparing the consolidated financial statements and maintaining accountability for assets. The concept of reasonable assurance is based on the recognition that the cost of a system of financial controls must be related to the benefits derived and that the balancing of those factors requires estimates and judgment. This system of financial controls is reviewed, modified and improved as changes occur in business conditions and operations, and as a result of suggestions from the corporate auditors and Coopers & Lybrand L.L.P.

The Finance & Audit Committee, composed of outside members of the Board of Directors, meets periodically with management, the independent accountants and the corporate auditors, for the purpose of monitoring their activities to ensure that each is properly discharging its responsibilities. The Finance & Audit Committee, independent accountants, and corporate auditors have free access to one another to discuss their findings.


  /s/ Marvin L. Mann


Marvin L. Mann
Chairman and chief executive officer


  /s/ Gary E. Morin


Gary E. Morin
Vice president and chief financial officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the board of directors of Lexmark International Group, Inc.

         We have audited the accompanying consolidated statements of financial position of Lexmark International Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lexmark International Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


 /s/ Coopers & Lybrand L.L.P.


Coopers & Lybrand L.L.P.
Lexington, Kentucky
February 18, 1998